Exhibit 10(a)47
2020 Restricted Stock
Grant Template

APPENDIX

R
Restricted Stock Agreement (“Agreement”)
Under the 2019 Entergy Corporation Omnibus Incentive Plan

The Personnel Committee of the Board of Directors (“Committee”) of Entergy Corporation has agreed to grant you (“Grantee”), pursuant to the 2019 Entergy Corporation Omnibus Incentive Plan, that number of Restricted Shares set forth on the Restricted Stock Grant Notice to which this Agreement is attached (the “Grant Notice”), subject to the terms and conditions of this Agreement and the Plan.

1.         Effective Date of Restricted Stock Grant; Acknowledgment and Acceptance of Restricted Stock Grant.  This grant of Restricted Shares is effective as of the award date set forth on the Grant Notice (“Grant Date”), contingent upon your acceptance of the Restricted Shares in accordance with the terms of this Agreement and the Grant Notice. The effectiveness of this Agreement is subject to your electronically acknowledging and accepting this Agreement and all of its terms and conditions and the terms of the Plan in the manner and at the time set forth on the Grant Notice. If you do not timely acknowledge and accept this Agreement in accordance the Grant Notice, the Company shall be entitled to unilaterally cancel and render void this Agreement and the Grant Notice.

2.         Restricted Period.

(a)        Except as otherwise provided in Subsection 2(b) to the contrary, and except as provided in Section 12 of the Plan, the following vesting provisions shall apply during the thirty-six (36)-months immediately following the Grant Date (the “Restricted Period”):

(i)         Restrictions shall lift on one-third (1/3rd) of the total Restricted Shares subject to this Agreement on each of the first three (3) anniversaries of the Grant Date (each such anniversary, a “Vesting Date”), provided you (A) are and remain a continuous full-time regular employee of a System Company at System Management Level (“ML”) 1 through 6 through each such anniversary date or are, or later become and then remain, a continuous part-time regular System Company employee participating in the phased retirement program under the Entergy System Policies & Procedures Phased Retirement - Pre-Separation Policy (the “Phased Retirement Program”) through each such Vesting Date, and (B) comply with Section 12 of this Agreement.

(ii)        Unless solely attributable to your becoming a participant in the Phased Retirement Program, and subject to Section 2(b) hereof, upon your termination of continuous full-time regular employment to become a part-time employee, or upon your demotion to a position below ML 6, you shall forfeit all Restricted Shares on which restrictions have not already lifted in accordance with Subsection 2(a)(i) at such time.

(iii)       Except as set forth in Section 2(b) below, upon your retirement or termination from System Company employment for any reason or no reason (including with or without Cause), you shall forfeit all Restricted Shares on which restrictions have not already lifted in accordance with Subsection 2(a)(i) at such time.

(b)        Notwithstanding the foregoing provisions of Subsection 2(a) to the contrary, the following provisions shall govern to the extent applicable:

(i)    If, during the Restricted Period, you die or incur a Disability while actively employed as an eligible System Company employee in accordance with the requirements set forth in Subsection 2(a)(i)(A) and you have continuously satisfied the vesting criteria of Section 2(a)(i) through the date of your death or Disability, then any then-remaining restrictions immediately shall lift on all of the then-outstanding Restricted Shares on which restrictions have not already lifted (as well as dividends declared on the Restricted Shares).

(ii)    If you are demoted to a position below ML 6 and you thereafter remain a regular, full-time System Company employee until the immediately following Vesting Date, then you shall remain eligible to vest, upon such Vesting Date, in a pro-rated portion of the Restricted Shares on which restrictions were otherwise scheduled to lift on such immediately following Vesting Date (as well as dividends declared on such pro-rated portion of the Restricted Shares), which pro-rated vested portion shall be determined by multiplying (A) a fraction, the numerator of which shall be the number of days between (x) the immediately preceding Vesting Date or, if no Vesting Date has yet occurred, the Grant Date and (y) the date of your demotion, and the denominator of which shall be 365, times (B) that number of Restricted Shares on which restrictions were otherwise scheduled to lift on the immediately following Vesting Date.

(iii)    Except as provided below for an employee on an extended leave of absence bridge to retirement under an approved severance program under the Entergy System Severance Pay Plan No. 537 or the Entergy System Severance Pay Plan No. 538, if you are on a leave of absence (whether paid or unpaid) approved by your System Company employer for reasons other than Disability or are a continuous part-time regular System Company employee participating in the Phased Retirement Program, you will be treated, solely for purposes of the Plan and this Agreement, as continuing to satisfy the requirements of Subsection 2(a)(i) while on such approved leave of absence or during such participation in the Phased Retirement Program, as applicable. If your System Company employment terminates during such approved leave of absence, the remaining provisions of this Section 2 shall apply as if you were actively employed by your System Company employer immediately prior to such termination event. If you are on an extended leave of absence bridge to retirement under an approved severance program under the Entergy System Severance Plan Pay No. 537 or the Entergy System Severance Pay Plan No. 538, you will not be considered under the Plan or this Agreement to be a full-time employee or part-time System Company employee under the Phased Retirement Program during the extended leave of absence bridge period, and your System Company employment will be considered terminated for purposes of vesting in the Restricted Shares under this Agreement as of the commencement of your extended leave of absence bridge period.
(iv)    Subject to the terms of this Agreement and Section 5 of the Plan, in the event that (A) a Change in Control occurs and (B) either (1) outstanding Restricted Shares are not assumed or substituted in connection therewith as described in Section 12(b) of the Plan, or (2) outstanding Restricted Shares are so assumed or substituted in connection therewith and your employment or service is terminated by your System Company employer without Cause or by you for Good Reason on or after the effective date of the Change in Control but prior to twenty-four (24) months following the Change in Control, then all restrictions imposed hereunder on the Restricted Shares (as well as dividends declared on the Restricted Shares) shall lift effective as of the date of the Change in Control, if subclause (B)(1) applies, or as of the applicable termination date, if subclause (B)(2) applies (whichever date so applies, the “CIC Vesting Date”) and the restrictive covenants set forth in Section 12(b), (c) and (d) of this Agreement shall cease to apply as of the CIC Vesting Date.

(v)    Notwithstanding anything herein to the contrary, if your employment with your System Company employer terminates for Cause, then all Restricted Shares shall immediately terminate and be forfeited.

3.         Share Issuance.  During the Restricted Period, the Restricted Shares shall be held in an account in book entry form and with the restrictions noted.

4.         Lifting of Restrictions.  Upon the satisfaction of all requirements for restrictions to lift on all or a portion of the Restricted Shares, the restrictions on such Restricted Shares shall lift and such vested Shares (including any dividends on such Restricted Shares) shall be credited to a separate book entry account in your name, and such vested shares shall be free of all restrictions except any that may be imposed by law.  Upon the crediting of Shares in respect of Restricted Shares upon which restrictions have lifted to a book entry account, participants may treat the Shares in the same manner as all other shares of Common Stock owned by the participant.  All Participants with ML 1-4 status (“ML 1-4 Participants”) are considered “Restricted Employees” under Entergy’s Insider Trading Policy and, as such, may trade in Entergy Corporation securities only during an open window period (and only if not in possession of material, non-public information). Generally, window periods begin on the second business day after the quarterly earnings release and end at the close of trading on the 15th day of the third month of the Company’s fiscal quarter or, if such day is not a trading day, on the last preceding trading day. In addition, if you are a Restricted Employee, the Insider Trading Policy requires that you pre-clear all transactions involving Entergy securities with Entergy Corporation’s Office of the General Counsel.

5.        Common Stock Ownership Guidelines.  If you are an ML 1-4 Participant, you must maintain the applicable Common Stock Ownership Target Level in the chart below, which is expressed as a multiple of your base salary and dependent on your ML.

System Management Level	Common Stock Ownership Target Level
ML1	6 times base salary
ML2	3 times base salary
ML3	2 times base salary
ML4	1 times base salary

These ownership multiples may be satisfied through any shares of Common Stock held by the ML 1-4 Participant, including Restricted Shares on which restrictions have not yet lifted, shares of Common Stock held in tax-qualified 401(k) plans, etc.  Until you achieve your multiple of base salary ownership position, upon restrictions lifting on your Restricted Shares, you must continue to retain the book entry shares until the earlier of (a) achieving and maintaining your applicable Common Stock Ownership Target Level, or (b) your termination of full-time employment with all System Companies.  Once you have achieved and maintain your Common Stock Ownership Target Level, you are no longer bound to hold the Restricted Shares converted to book entry shares upon restrictions lifting.  However, you are still subject to the trading restrictions and pre-clearance requirements in transacting in these Shares described in Section 4 of this Agreement.

6.       Withholding Taxes.  The Company shall use the “net shares method” to satisfy any tax withholding obligation, which means the Company shall reduce the number of Shares otherwise payable to you in respect of Restricted Shares upon which the restrictions have lifted by the number of Shares with a value necessary to cover up to the maximum amount of such obligation in any applicable jurisdiction. In no event shall the Company or any other System Company have any liability to you for your individual income tax liability, for withholding or failing to withhold taxes, or for remitting or failing to remit taxes with respect to your income.

7.         No Fractional Shares.    Any fractional Shares to be distributed shall be settled in cash and applied to satisfy tax withholding requirements. The Company will not pay out any fractional Shares.

8.         Shareholder Rights.  Subject to the terms and conditions set forth herein and in the Plan, as the Grantee of the Restricted Shares you shall have all rights as a Company shareholder, including, but not limited to, voting rights, the right to receive vested dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock.  Notwithstanding the preceding sentence, any and all dividends paid with respect to the Restricted Shares shall be reinvested in Common Stock based on the Fair Market Value of the Common Stock on the date the dividend is paid and shall be subject to the same restrictions on transfer and risks of forfeiture as applicable to the underlying Restricted Shares and shall also be subject to any other provisions or different or additional reinvestment requirements as the Committee may, in its discretion, determine.  You shall have the same rights and privileges, and be subject to the same restrictions, with respect to any additional or substitute shares of Common Stock received pursuant to Section 5 of the Plan.

9.         No Code Section 83(b) Election. This Award of Restricted Shares is conditioned upon you refraining from making an election with respect to the Award under Section 83(b) of the Code.

10.        Restricted Shares Nontransferable.  None of the Restricted Shares shall be sold, exchanged, pledged, transferred, assigned, or otherwise encumbered, hypothecated or disposed of by you (or your designated beneficiary) other than by will or laws of descent and distribution.

11.       Entergy Policies.

(a)  Hedging Policy.  Pursuant to the Entergy Corporation Policy Relating to Hedging, as adopted by the Board at its meeting held on December 3, 2010, and as in effect on the date hereof, officers, directors and employees are prohibited from entering into hedging or monetization transactions involving Common Stock so they continue to own Common Stock with the full risks and rewards of ownership, thereby ensuring continued alignment of their objectives with the Company’s other shareholders.  Participation in any hedging transaction with respect to Common Stock (including Restricted Shares) is prohibited.

(b)  Recoupment Policy; Dodd-Frank; Payment in Error.  Pursuant to the Entergy Corporation Policy Relating to Recoupment of Certain Compensation, as adopted by the Board at its meeting held on December 3, 2010, and as in effect on the date hereof, the Company is allowed to seek reimbursement of certain incentive compensation (including Restricted Shares) from “executive officers” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws (other than corrections resulting from changes to accounting standards); or there is a material miscalculation of a performance measure relative to incentive compensation, regardless of the requirement to restate the financial statements; or the Board determines that an executive officer engaged in fraud resulting in either a restatement of the Company’s financial statements or a material miscalculation of a performance measure relative to incentive compensation whether or not the financial statements were restated.  In addition, the Restricted Shares are subject to any forfeiture and/or recoupment policy which the Company has adopted or may adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and implementing rules and regulations thereunder, or as may be required by applicable law. To the maximum extent permitted by applicable law, in the event that a payment is made to you (whether in cash, stock or other property) in error that exceeds the amount to which you are entitled pursuant to the terms of this Agreement or the Plan, including without limitation pursuant to Section 28 of the Plan (such excess amount, an “Excess Payment”), you will repay to the Company, and the Company shall have the right to recoup from you such Excess Payment by notifying you in writing of the nature and amount of such Excess Payment together with (i) demand for direct repayment to the Company by you in the amount of such Excess Payment or (ii) reduction of any amount(s) owed to you by the Company or any other System Company by the amount of the Excess Payment.
12.       Confidentiality and Restrictive Covenants. In consideration of the grant to you of the Restricted Shares set forth herein, you hereby agree to the following restrictive covenants:
(a)    Confidential Information. You acknowledge that the System Companies have unique methods and processes for the generation, transmission and distribution and sale of energy products, which give them a competitive advantage, including strategic and non-public plans for their products, geographic and customer markets, and for marketing, distributing and selling their products. You further acknowledge that you have held a position of confidence and trust with respect to the System Companies and that you have and will acquire additional detailed knowledge of the System Companies’ unique and confidential methods of doing business and plans for the future. You acknowledge that the System Companies are expending and will continue to expend substantial amounts of time, money and effort to develop effective business and regulatory strategies, methodologies and technology. You also acknowledge that the System Companies have a compelling business interest in protecting the System Companies’ Confidential Information (as defined below) and that the System Companies would be seriously and irreparably damaged by the disclosure of Confidential Information. You therefore agree that, during your employment or other service with any System Company and at all times thereafter, you will hold in a fiduciary capacity for the benefit of the System Companies and, other than as authorized in writing by the General Counsel of the Company or as required by law or in the proper performance of your duties and responsibilities, or as otherwise provided in this Section 12, you will not disclose, directly or indirectly, to any person or entity, or use, for any purpose other than the furtherance of your responsibilities to any System Company, any Confidential Information. For purposes of this Agreement, “Confidential Information” means information that is not generally known by persons outside the System Companies and could not easily be determined or learned by someone outside the System Companies, including without limitation, any and all information and knowledge, whether or not explicitly designated as confidential and whether or not reduced to writing, regarding (i) the System Companies’ utility business, including, without limitation, the generation, transmission, brokering, marketing, distribution, sale and delivery of electric power or generation capacity (through regulated utilities or otherwise), and their natural gas distribution business, (ii) the Entergy Wholesale Commodities business, including, without limitation, the ownership, development, management or operation of power plants and power generation facilities (including, without limitation, nuclear power plants), and the provision of operations and management services (including, without limitation, decommissioning services) with respect to power plants, and the sale of the electric power produced by the System Companies’ operating plants to wholesale customers, (iii) the System Companies’ proprietary methods and methodology, technical data, trade secrets, know-how, research and development information, product plans, customer lists, specific information relating to products, services and customers or prospective customers (including, but not limited to, customers or prospective customers of any System Company with whom you became or become acquainted during your relationship with the System Company), books and records of any System Company, corporate, regulatory, customer and strategic relationships, suppliers, markets, computer software, computer software development, inventions, processes, formulae, technology, designs, drawings, technical information, source codes, engineering information, hardware configuration information, and matters of a business nature such as information regarding marketing, costs, pricing, finances, financial models and projections, billings, new or existing business or economic development plans, initiatives, and opportunities, or any other similar business information made available to you in connection with your relationship with any System Company and (iv) any attorney-client privileged information of a System Company. Confidential Information shall also include non-public information concerning any director, officer, employee, shareholder, or partner of any System Company. You agree that your obligation not to disclose or use Confidential Information, and your obligation, detailed below, to return and, upon your termination of employment with all System Companies, not to retain materials and tangible property described in this Section shall also extend to such types of information, materials and tangible property of customers of and suppliers to the System Companies and to other third parties, in each case who may have disclosed or entrusted the same to you or any System Company during your employment with any System Company.
(b)    Non-Competition. You agree that (i) at all times during the period of your employment or service with any System Company employer, and (ii) if you are an ML 1-4 Participant immediately prior to your date of termination then for one (1) year following the termination for any reason of your employment by or service with your last System Company employer ((i) and (ii) collectively, as applicable, the “Non-Compete Period”), you will not engage in Competing Employment. For purposes of this Section 12, “Competing Employment” means working for, providing services to or otherwise directly or indirectly assisting (whether or not for compensation) any person, entity or business which directly or indirectly competes with any part of the System Company business, and such employment or services involves products, services and business activities that are the same as or similar to those you provided to a System Company, or as to which you had access to Confidential Information, in the two years preceding your termination of employment or service with all System Companies. You agree that it is reasonable for the restriction contained in this paragraph to apply in each and every county, province, state, city, parish or other political subdivision or territory of the United States in which any System Company engages in any business activity, or otherwise distributes, licenses or sells its products or services, including, without limitation, Arkansas, Connecticut, District of Columbia, Louisiana, Massachusetts, Michigan, Mississippi, Nebraska, New York, Texas, and Vermont and any other state in which any System Company engages in business at any time and, with respect to the State of Louisiana, means the following Parishes: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, De Soto, East Baton Rouge, East Carroll, East

Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, Lafayette, Lafourche, La Salle, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Point Coupee, Rapides, Red River, Richland, Sabine, Saint Bernard, St. Charles, St. Helena, Saint James, Saint John the Baptist, Saint Landry, Saint Martin, Saint Mary, Saint Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana and Winn (the “Restricted Territory”). Notwithstanding the foregoing, if your employment is terminated by any System Company employer without Cause, the covenant not to compete set forth in this Section 12(b) shall apply only for as long as the System Company employer continues to pay you, in accordance with the System Company employer’s regular payroll practices and schedule, your bi-weekly base salary in effect on the effective date of the termination of your employment, less any applicable tax withholdings and ordinary deductions (such payments, the “Non-Compete Payments”), but in no such event for longer than the Non-Compete Period. In any instance where a System Company employer has the right to elect to make Non-Compete Payments, such System Company employer must notify you in writing of such election, and the duration for which it elects to make Non-Compete Payments, within ten (10) business days following the termination of your employment from the System Company. If the System Company elects to make the Non-Compete Payments for less than the full Non-Compete Period, you shall be free to join a competitor after you cease receiving the Non-Compete Payments. For the purposes of clarity, in the event of your termination for Cause or voluntary resignation, you shall be subject to the restrictions set forth in this Section 12(b) without any requirement that your System Company employer pay you any Non-Compete Payments.
(c)    Non-Solicitation. You agree that, while you are employed by any System Company and during the Non-Compete Period (or, if later, the last day you are scheduled to receive cash severance payments from your System Company employer pursuant to any severance plan or other agreement), except in the good faith performance of your duties to the System Companies, you shall not, other than as authorized in writing by the General Counsel of the Company: (i) directly or indirectly, solicit or seek to hire or identify for potential hiring (whether on your own behalf or on behalf of any other person, entity or organization) any person who is at that time (or was during the prior six (6) months) an employee or consultant of any System Company, or (ii) within the Restricted Territory, directly or indirectly solicit the trade, business or patronage of any clients, customers or vendors or prospective clients, customers or vendors of any System Company to provide competing products or services or advise, or assist such clients, customers or vendors or prospective clients, customers or vendors to in any way modify their relationship with any System Company. The foregoing non-solicitation (1) shall not be violated by general advertising not targeted at the forgoing persons or entities; (2) shall not apply to solicitation of persons involuntarily terminated from System Company employment; and (3) shall only apply to persons or entities (A) who reported directly or indirectly to you; (B) with whom you had material contact while at a System Company; or (C) about whom or which you possessed (i) information regarding quality of performance while they were employed by a System Company, which information you would not otherwise have except for the position you held with a System Company, or (ii) Confidential Information.
(d)    Non-Disparagement. You agree that, to the fullest extent permitted by applicable law, you will not at any time (whether during or after your employment or service with any System Company), other than in the proper performance of your duties, publish or communicate to any person or entity any “Disparaging” (as defined below) remarks, comments or statements concerning any System Company or any of their respective directors, officers, shareholders, employees, agents, attorneys, successors and assigns. “Disparaging” remarks, comments or statements are those that are intended to, or could be construed in a manner so as to, impugn, discredit, injure or impair the business, reputation, character, honesty, integrity, judgment, morality or business acumen or abilities of the individual or entity being disparaged.
(e)    System Company Property. All tangible materials, equipment, devices, documents, copies of documents, data compilations (in whatever form), software programs, and electronically created or stored materials that you receive or create in the course of employment with a System Company are and shall remain the property of the System Company and you shall immediately return (and/or cooperate in the supervised deletion of) such property to your System Company employer upon the termination of your employment, for whatever reason. The obligation to return property and documents extends to anything received or made during and as a result of employment by a System Company, regardless of whether it was received from a System Company or a third party, such as an actual or potential vendor or customer, and regardless of whether a document contains Confidential Information. The only documents not subject to the obligation to return are documents directly relating to your compensation and benefits, such as your pay stubs and benefit plan information.
(f)     Violation of the Restrictive Covenant Section. In the event that you violate any provision of this Section 12, the time periods set forth in those paragraphs shall be extended for the period of time you remain in violation of the provisions, to the greatest extent allowed by applicable law. The provisions of Sections 12(a) - (e) hereof are, and shall be construed as, independent covenants, and no claimed or actual breach of any contractual or legal duty by any System Company shall excuse or terminate your obligations hereunder or preclude any System Company from obtaining injunctive relief for your violation, or threatened violation, of any of those provisions. You also agree to indemnify and hold the System Companies harmless from any and all losses (including, but not limited to, reasonable attorney’s fees and other expenses incurred to enforce this Agreement) suffered by any System Company as a result of any violation or threatened violation of any of your representations, warranties, covenants or undertakings set forth in this Agreement (in addition to any other remedies available to the System Companies set forth in Section 12(i) below), provided that a System Company is found to be the prevailing party in any such action.
(g)    Exclusions. Notwithstanding anything else in this Section 12 or in this Agreement to the contrary:
(1)    The restrictive covenants in this Section 12 are not intended to restrict you from cooperating with any investigation or proceeding initiated by the Nuclear Regulatory Commission (“NRC”) or any other federal or state regulatory agency. Further, you may make disclosure (A) to exercise your rights as a whistleblower under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Securities and Exchange Commission Rule 21F-17(a), or any other federal or state law providing whistleblower rights; (B) to the extent necessary when providing safety-related or other information to the NRC on matters within the NRC’s regulatory jurisdiction; (C) when participating in “protected activities,” as defined in Section 211 of the Energy Reorganization Act of 1974 and in C.F.R. Part 50.7; (D) when engaging in activities protected by the National Labor Relations Act or any similar federal or state law; or (E) when required to do so by a court of law, by any governmental agency or administrative or legislative body with jurisdiction to order you to divulge, disclose or make accessible such information. With the exception of Confidential Information subject to the attorney-client privilege, you shall have no obligation to seek prior approval of any System Company or to inform any System Company of such disclosure. This Agreement does not limit your ability to communicate, without notice to any System Company, with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, or to collect a reward in connection with any whistleblower information provided to a government agency.
(2)    Defend Trade Secrets Act Immunity Notice. Pursuant to the Defend Trade Secrets Act of 2016, non-compliance with the disclosure provisions of this Agreement shall not subject you to criminal or civil liability under any Federal or State trade secret law for the disclosure of a System Company trade secret: (A) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law; (B) in a complaint or other document filed in a lawsuit or other proceeding, provided that any complaint or document containing the trade secret is filed under seal; or (C) to an attorney representing you in a lawsuit for retaliation by any System Company for reporting a suspected violation of law or to use the trade secret information in that court proceeding, provided that any document containing the trade secret is filed under seal and you do not disclose the trade secret, except pursuant to court order.
(h)    Restrictive Covenants Contained in Other Agreements. Notwithstanding any provision contained herein to the contrary, to the extent that you are or become subject to any other agreement that contains restrictive covenants different from the restrictive covenants contained in this Agreement, the restrictive covenants set forth in such other agreement shall supplement, and shall not replace, the restrictive covenants herein.
(i)    Enforcement. You hereby agree that the covenants set forth in this Section 12 are reasonable with respect to their scope, duration, and geographical area. You further agree and acknowledge that the restrictions contained in Section 12 do not and would not unreasonably impose limitations on your ability to earn a living. If any court or other tribunal determines that any term or provision of Section 12 is overbroad or otherwise invalid or unenforceable, you and the Company hereby agree that such court or tribunal shall have the power and obligation to narrow or otherwise reform the unenforceable term or provision, including to delete, replace, or add specific words or phrases, but only to the narrowest extent necessary to render the provision valid and enforceable (provided that in no event shall the length of any restrictive covenant or its scope be extended or expanded), and this Agreement shall be fully enforceable as so modified. Your agreement to the restrictions provided for in this Agreement and the Company’s agreement to grant the Award are mutually dependent consideration. Therefore, notwithstanding any other provision to the contrary in this Agreement, if (A) the enforceability of any material restriction applicable to you as provided for in this Section 12 is challenged and found unenforceable by a court or other tribunal or (B) you breach any of the provisions of Section 12, then the Company shall have the right to terminate this Agreement and recover from you all Shares paid to you pursuant to this Agreement and, if you have sold, transferred, or otherwise disposed of any Common Stock paid to you pursuant to this Agreement in respect of Restricted Shares on which the restrictions have lifted or in respect of dividends paid thereon, an amount equal to the aggregate Fair Market Value of such Shares on the date on which such restrictions lifted. This provision shall be construed as a return of consideration or ill-gotten gains due to the failure of your promises and consideration under the Agreement, and not as a liquidated damages clause. In addition, in the event of the Company’s termination of this Agreement, you shall immediately forfeit all Restricted Shares on which restrictions have not already lifted (as well as dividends declared on the Restricted Shares). You further hereby agree that, in the event of a breach by you of any of the provisions of Sections 12(a), (b), (c), (d), or (e), monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach or threatened breach, the Company or a System Company may, in addition to and without prejudice to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, without the requirement of posting a bond or proving actual damages and without having to demonstrate that money damages would be inadequate. You acknowledge (i) that you have carefully read this Agreement and have given careful consideration to the restraints imposed upon you by this Agreement, and you are in full accord as to their necessity for the reasonable and proper protection of the Confidential Information of the System Companies and their relationships with customers, suppliers and other business partners and (ii) that you are informed in writing hereby that you have a right to the advice of legal counsel and should consult with an attorney of your choice with regard to this Agreement, and you have been provided ample opportunity to seek out and consult with such counsel.
(j)    For purposes of this Section 12, “Company” shall include all System Companies. You and the Company agree that each System Company is an intended third-party beneficiary of this Section 12, and further agree that each System Company is entitled to enforce the provisions of this Section 12 in accordance with its terms. Notwithstanding anything to the contrary in this Agreement, the terms of the restrictive covenants set forth in this Section 12 shall survive the termination of this Agreement and shall remain in full force according to their respective terms.

(k)    In the twelve (12) months following the termination of your employment as an ML 1-4 employee with your last System Company employer, in the event you seek or obtain employment or another business affiliation with any person or entity other than a System Company, you agree to notify the Company in writing, as far in advance as is reasonably practicable, but in no event less than two weeks prior to your proposed commencement of employment, of the details of such employment or business affiliation. You also agree to show these restrictive covenant provisions to any prospective employer, and you consent to any System Company showing these provisions to any third party believed by a System Company to be a prospective or actual employer of you, or a receiver of services from you, and to insisting on your compliance with these terms. Your obligations under this Section will expire on that date which is twelve months after the end of your employment with all System Companies (or, if later, the last date as of which you are scheduled to receive separation payments from any System Company pursuant to a severance plan or other agreement).

13.     Governing Law/Court Proceedings.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law of such state. Any suit, action or proceeding arising out of, or with respect to this Agreement, its enforcement, breach, or interpretation, shall be brought in any court of competent jurisdiction in the State of Delaware, County of New Castle, and you and the Company hereby submit to the exclusive jurisdiction of such court (and its appellate court, whether or not located in the State of Delaware) for the purpose of any such suit, action, or proceeding. You and the Company hereby irrevocably waive (i) any objections which each may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware, County of New Castle, (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (iii) any right to a jury trial.

14.        Incorporation of Plan.  The Plan is hereby incorporated by reference and made a part hereof, and the Restricted Shares and this Agreement shall be subject to all terms and conditions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time.  Any capitalized term which is not defined in this Agreement shall have the meaning set forth in the Plan. If any terms of this Agreement are inconsistent with the terms of the Plan, the terms of the Plan shall govern unless the Plan allows for such modification by this Agreement.

15.           Amendments.  This Agreement may be amended or modified only by an instrument in writing signed by the parties hereto.

16.            Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or by United States registered mail, return receipt requested, postage prepaid, if to you, to your last known address filed in the personnel records of the System Companies, and if to the Company, to the address set forth below, or thereafter to such other address as either party may have furnished to the other in writing in accordance herewith, except that any notice of change of address shall be effective only upon actual receipt thereof:

If to the Company, by hand delivery or email to:

Entergy Services, LLC
Attention: Executive Vice President & General Counsel
639 Loyola Avenue, 28th Floor
New Orleans, LA 70113-3125

17.    Agreement Not a Contract of Employment.  Your employment with your System Company employer shall remain at-will. Neither the Plan, the granting of the Restricted Shares, the Grant Notice, this Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue as an employee of any System Company for any period of time or at any specific rate of compensation.

18.          Authority of the Committee.  The Committee shall have full authority and discretion to interpret and construe the terms of the Plan, the Grant Notice, and this Agreement.  The determination of the Committee as to any such matter of interpretation or construc-tion shall be final, binding and conclusive.

19.    Waivers. Any term or provision of this Agreement may only be waived by a System Company. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if it is in writing signed by an authorized Company officer. The failure of any System Company to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any System Company thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

20.    Headings. The titles and headings of the sections in this Agreement are for convenience of reference only, do not form part of this Agreement, and shall not affect the construction of this Agreement.

21.    Electronic Signature. Electronic signature of this Agreement shall have the same validity and effect as a signature affixed by hand.

22.    Entire Agreement. This Agreement (including the Plan) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any and all prior undertakings and agreements between the Company and its Affiliates and you with respect to the subject matter hereof.

23.     Prospectus. This Agreement constitutes part of a prospectus covering Securities registered under the Securities Act of 1933. The remaining documents constituting the prospectus are available on Entergy Corporation’s intranet under Our Company, Human Resources, Money & Finances, Compensation, Equity https://entergy.sharepoint.com/sites/myhra/myBenefits/Pages/Compensation.aspx.